THROUGHPUT STORAGE SERVICE ORDER
This Throughput Storage Service Order is entered as of August 31, 2016, by and between Torrance Valley Pipeline Company LLC, a Delaware limited liability company (“TVPC”) and PBF Holding Company LLC, a Delaware limited liability company (“PBF Holding”), pursuant to and in accordance with the terms of the Transportation Services Agreement (SJV System) dated as of August 31, 2016, by and among such parties (the “Agreement”). The Throughput Storage Tanks are set forth on Attachment 1 to this Throughput Storage Service Order (collectively, the “Throughput Storage Tanks”).
Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
(i)    the Operating Capacity and Shell Capacity of each Throughput Storage Tank; see Attachment 1.
(ii)    Storage Services Fees: PBF Holding or a PBF Holding Designee shall pay $0.85 per Barrel fixed rate for each of the Throughput Storage Tanks, which rate includes throughput equal to the Shell Capacity of each individual Throughput Storage Tank, subject to adjustment as set forth below;
(iii)    Excess Storage Throughput Fees: PBF Holding shall also pay $0.425 per Barrel (the “Excess Storage Throughput Rate”) for throughput in excess of the Shell Capacity for each Throughput Storage Tank; provided that PBF Holding hereby commits to a minimum incremental throughput in excess of the Shell Capacity of (A) 715,000 Barrels per month for the Belridge Tank (the “Belridge Storage MTC”), and (B) 600,000 Barrels per month for the Emidio tank (the “Emidio Storage MTC” and together with the Belridge Storage MTC, the “Throughput Storage MTC”). If, during any Month, actual throughput in excess of the Shell Capacity of all Throughput Storage Tanks by PBF Holding or a PBF Holding Designee (the “Actual Excess Volumes”) is less than the Throughput Storage MTC, then PBF Holding shall pay TVPC an amount equal to the Excess Storage Throughput Rate multiplied by the Throughput Storage MTC less the Actual Excess Volumes;
(iii)     PBF Holding shall also be responsible for:

(a)	any modification, cleaning, or conversion of a Tank as required or requested by PBF Holding pursuant to Section 10 of the Agreement;

(b)	reimbursement related to newly imposed taxes pursuant to Section 6 of the Agreement;

(c)	Surcharges related to expenditures as a result of newly imposed laws and regulations pursuant to Section 7 of the Agreement; and

(d)	any other services as may be agreed.

Except as set forth in this Throughput Storage Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Throughput Storage Service Order.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Throughput Storage Service Order as of the date first written above.

TORRANCE VALLEY PIPELINE COMPANY LLC	PBF HOLDING COMPANY LLC
By: /s/ Matthew Lucey Name: Matthew Lucey Title: Executive Vice President	By: /s/ Trecia Canty Name: Trecia Canty Title: Secretary

ATTACHMENT 1
OPERATING CAPACITY AND SHELL CAPACITY OF EACH TANK
Belridge - Shell Capacity of 55,000 Barrels and Operating Capacity of 43,519 Barrels

Emidio - Shell Capacity of 300,000 Barrels and Operating Capacity of 247,915 Barrels (which excludes 45,000 Barrels for operational needs)